The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 18, 2018.

October 2018 Preliminary Pricing Supplement No. A273 Registration Statement No. 333-218604-02 Dated October 18, 2018 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Jump Securities due November 11, 2019

Linked to the Relative Performance of the S&P 500® Value Index over the S&P 500® Growth Index

Principal at Risk Securities

Unlike ordinary debt securities, the Jump Securities due November 11, 2019 linked to the Relative Performance of the S&P 500® Value Index over the S&P 500® Growth Index (each an “Underlying” and together, the “Underlyings”), which we refer to as the “securities”, do not provide for the regular payment of interest or guarantee the return of any principal at maturity. Instead, the securities offer a fixed positive return at maturity if the SVX Return (as defined below) is greater than or equal to the SGX Return (as defined below), regardless of by how much. However, if the SVX Return is less than the SGX Return, you will incur a loss on your investment that is proportionate to the underperformance of the S&P 500® Value Index relative to the S&P 500® Growth Index. If the SVX Return is less than the SGX Return, your loss will reflect downside exposure to the underperformance of the S&P 500® Value Index relative to the S&P 500® Growth Index, subject to a maximum loss of 100% of your investment. You may lose up to all of your investment in the securities. All payments on the securities, including any repayment of principal, are subject to the credit risk of Credit Suisse.

KEY TERMS
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlyings:	The Underlyings are set forth in the table below. For more information on the Underlyings, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol and Initial Level:
Underlying Ticker Initial Level S&P 500® Value Index SVX <Index> S&P 500® Growth Index SGX <Index>
Aggregate Principal Amount:	$
Principal Amount:	$10 per security. The securities are offered at a minimum investment of 100 securities at $10 per security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.
Price to Public:	$10 per security (see “Commissions and Price to Public” below)
Trade Date:	October 30, 2018
Settlement Date:	November 2, 2018 (3 business days after the Trade Date). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
Valuation Date:	November 6, 2019, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	November 11, 2019, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Key Terms continued on the following page

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 8 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Commissions and Price to Public	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer
Per security	$10	$0.175(1)
		$0.05(2)	$9.775
Total	$	$	$

(1) We or one of our affiliates may pay to Morgan Stanley Smith Barney LLC (“MSSB”) varying discounts and commissions of up to $0.225 per $10 principal amount of securities, of which $0.05 per $10 principal amount of securities will be paid as a structuring fee. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

(2) Reflects a structuring fee payable to MSSB by Credit Suisse Securities (USA) LLC (“CSSU”) or one of its affiliates of $0.05 for each security.

The agent for this offering, CSSU, is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $10 principal amount of the securities on the Trade Date will be between $9.50 and $9.75 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

Jump Securities due November 11, 2019

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Principal at Risk Securities

Key Terms continued from previous page:
Redemption Amount:	On the Maturity Date investors will receive a Redemption Amount determined as follows:

•  If the SVX Return is greater than or equal to the SGX Return:

$10 + Upside Payment

•   If the SVX Return is less than the SGX Return:

$10 × (1 + Relative Performance Factor)

Under these circumstances, the Redemption Amount will be less than the stated principal amount of $10, and will represent a loss of some, or possibly all of your investment.

SVX Return:	The Underlying Return of the S&P 500® Value Index.
SGX Return:	The Underlying Return of the S&P 500® Growth Index.
Relative Performance Factor:	SVX Return – SGX Return, provided that the Relative Performance Factor will not be less than -100%
Upside Payment:	At least $1.20 per security (at least 12% of the stated principal amount, to be determined on the Trade Date)
Distributor:	MSSB. See “Supplemental Plan of Distribution.”
Initial Level:

For each Underlying, the closing level of such Underlying on the Trade Date. In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.

Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date
Underlying Return:	For each Underlying, expressed as a percentage: Final Level – Initial Level Initial Level
Calculation Agent:	Credit Suisse International
CUSIP / ISIN:	22549R623 / US22549R6238
Listing:	The securities will not be listed on any securities exchange.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated April 19, 2018:

https://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

•	Product Supplement No. I–B dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement , “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

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Investment Summary

Trigger Jump Securities

Principal at Risk Securities

The Jump Securities due November 11, 2019 Linked to the Relative Performance of the S&P 500® Value Index over the S&P 500® Growth Index can be used as an alternative to direct exposure to a long position in the S&P 500® Value Index combined with a short position in the S&P 500® Growth Index that may provide a fixed positive return equal to the Upside Payment.

If the SVX Return is less than the SGX Return, you will incur a loss on your investment that is proportionate to the underperformance of the S&P 500® Value Index relative to the S&P 500® Growth Index. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	53 weeks
Upside Payment:	At least $1.20 per security (at least 12% of the stated principal amount)
Minimum Redemption Amount:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

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Key Investment Rationale

The securities do not pay interest but offer a fixed positive return equal to the Upside Payment if the SVX Return is greater than or equal to the SGX Return, regardless of by how much. However, if the SVX Return is less than the SGX Return, you will incur a loss on your investment that is proportionate to the underperformance of the S&P 500® Value Index relative to the S&P 500® Growth Index. Under these circumstances, the Redemption Amount per security will be less than the stated principal amount of $10, and will represent a loss of some, or possibly all, of your investment.

Upside Scenario	If the SVX Return is greater than or equal to the SGX Return, the Redemption Amount for each security will be equal to $10 plus the Upside Payment.
Downside Scenario	If the SVX Return is less than the SGX Return, you will receive an amount at maturity that is less than the principal amount per security by an amount that is proportionate to the underperformance of the S&P 500® Value Index relative to the S&P 500® Growth Index (e.g., a Relative Performance Factor of -60% will result in a Redemption Amount of $4 per security).

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How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical Relative Performance Factors (equal to the SVX Return minus the SGX Return). The diagram is based on the following terms:

Stated principal amount:	$10 per security
Upside payment:	$1.20 per security (12% of the stated principal amount)

Jump Securities Payoff Diagram

How it works

▪	Upside Scenario. If the SVX Return is greater than or equal to the SGX Return, the investor would receive a Redemption Amount for each security that will be equal to $10 plus the Upside Payment.

▪	Downside Scenario. If the SVX Return is less than the SGX Return, your Redemption Amount will reflect a loss at maturity that is proportionate to the underperformance of the S&P 500® Value Index relative to the S&P 500® Growth Index.

o	For example, a Relative Performance Factor of -60% will result in a Redemption Amount of $4 per security (40% of the principal amount).

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Hypothetical Examples

The following examples demonstrate the effects of the SVX Return and the SGX Return on your investment return and are based on the following hypothetical terms:

Stated Principal Amount per Security:	$10
Upside Payment:	$1.20 (12% of the stated principal amount)
Minimum Redemption Amount:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

	Example 1	Example 2	Example 3	Example 4
SVX Return:	20%	-10%	15%	-80%
SGX Return:	5%	-15%	22%	-20%
Relative Performance Factor:	15%	5%	-7%	-60%
Redemption Amount:	$11.20	$11.20	$9.30	$4
Return on Jump Securities:	12%	12%	-7%	-60%

In Example 1, the SVX Return is 20% and the SGX Return is 5%. Because the SVX Return is greater than the SGX Return, the Redemption Amount is $11.20 per security, which represents $10 plus the Upside Payment of $1.20, resulting in a return on the Jump Securities of 12%.

In Example 2, the SVX Return is -10% and the SGX Return is -15%. Because the SVX Return is greater than the SGX Return, the Redemption Amount is $11.20 per security, which represents $10 plus the Upside Payment of $1.20, resulting in a return on the Jump Securities of 12%.

In Example 3, the SVX Return is 15% and the SGX Return is 22%, resulting in a Relative Performance Factor of -7% (representing the SVX Return minus the SGX Return). Although both Underlyings have depreciated, because the SVX Return is less than the SGX Return, the Redemption Amount will be $9.30, resulting in a loss of 7%, as illustrated below.

Redemption Amount	=	$10 × (1 + Relative Performance Factor)
		$10 × (1 + -7%)
		$10 × 93%
	=	$9.30

Accordingly, even though the SVX Return is positive, it is less than the SGX Return and therefore you will lose money on your investment.

In Example 4, the SVX Return is -80% and the SGX Return is -20%, resulting in a Relative Performance Factor of -60% (representing the SVX Return minus the SGX Return). Because the SVX Return is less than the SGX Return, the Redemption Amount will be $4, resulting in a loss of 60%, as illustrated below.

Redemption Amount	=	$10 × (1 + Relative Performance Factor)
		$10 × (1 + -60%)
		$10 × 40%
	=	$4

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Selected Risk Considerations

This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see any accompanying product supplement, prospectus and prospectus supplement. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the SVX Return is less than the SGX Return, you will receive for each security that you hold at maturity an amount of cash that is less and possibly significantly less than the Principal Amount, in proportion to the difference between the SVX Return and the SGX Return. You may lose up to your entire initial investment in the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

▪	Regardless of the amount of any payment you receive on the securities, your actual yield may be different in real value terms. Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

▪	The securities have leveraged downside exposure to the potential underperformance of the S&P 500® Value Index relative to the S&P 500® Growth Index. If the SVX Return is less than the SGX Return, then, for each $10 security you hold, you will have the aggregate net losses of a $10 notional “long” investment in the S&P 500® Value Index and a $10 notional “short” position with respect to the S&P 500® Growth Index. In other words, for each $10 you invest, you will have the net downside exposure associated with $20 in notional investment positions as of the Trade Date, which could increase your losses as compared to either a $10 long position in the S&P 500® Value Index or a $10 short position with respect to the S&P 500® Growth Index individually. For example, if the level of the S&P 500® Value Index depreciates by 20% and the level of the S&P 500® Growth Index appreciates by 20%, the loss on your investment in the securities will equal the 20% loss on the $10 notional “long” investment in the S&P 500® Value Index plus the 20% loss on the $10 notional “short” position with respect to the S&P 500® Growth Index, for a combined loss of 40% on the securities.

▪	Although the securities have full downside exposure, your upside exposure is limited to the Upside Payment, even if the SVX Return exceeds the SGX Return by more than the Upside Payment. Your potential total return on the securities at maturity is limited to the Upside Payment at maturity of at least 12%, which is equivalent to a fixed return amount of at least $1.20 per security. The Upside Payment at maturity may be significantly less than the amount by which the SVX Return exceeds the SGX Return, in which case the securities will underperform an alternative investment strategy providing 1-to-1 exposure to the outperformance of the S&P 500® Value Index relative to the S&P 500® Growth Index.

▪	Your return on the securities will not be the return you could have achieved on a direct “long” investment in the S&P 500® Value Index. Although the securities reflect, in part, a notional “long” position with respect to the S&P 500® Value Index, your return on the securities will not be the return you could have achieved on a direct “long” investment in the S&P 500® Value Index. This is because your return on the securities is dependent solely on whether the S&P 500® Value Index outperforms or underperforms the S&P 500® Growth Index and, in the case of underperformance, the extent of that underperformance. You may incur losses on the securities even if the S&P 500® Value Index appreciates significantly, which would occur if the S&P 500® Growth Index appreciates by more than the S&P 500® Value Index. Moreover, even if the SVX Return is greater than the SGX Return, your return on the securities will not be based on either the SVX Return or the relative performance of the SVX Return and the SGX Return, but instead will equal the Upside Payment at maturity.

▪	Your return on the securities will not be the return you could have achieved on a direct “short” position with respect to the S&P 500® Growth Index. Although the securities reflect, in part, a notional “short” position with respect to the S&P 500® Growth Index, your return on the securities will not be the return you could have achieved on a direct “short” position with respect to the S&P 500® Growth Index. This is because your return on the securities is dependent solely on whether the S&P 500® Value Index outperforms or underperforms the S&P 500® Growth Index and, in the case of underperformance, the extent of that underperformance. You may incur losses on the securities even if the S&P 500®

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Growth Index depreciates significantly, which would occur if the S&P 500® Value Index depreciates by more than the S&P 500® Growth Index. Moreover, even if the SGX Return is less than the SVX Return, your return on the securities will not be based on either the SGX Return or the relative performance of the SGX Return and the SVX Return, but instead will equal the Upside Payment at maturity.

▪	The relationship between the performances of the S&P 500® Value Index and the S&P 500® Growth Index will determine your return on the securities but is impossible to predict. Your return on the securities will be significantly affected by the positive or negative correlation between the performances of the Underlyings. However, it is impossible to predict what the relationship between the Underlyings will be over the term of the securities. If the performances of the Underlyings are negatively correlated—that is, if a decline in the value of one tends to be associated with an increase in the value of the other—the overall effect on the securities could be negative. This is because a negative correlation between the Underlyings would be expected to increase your losses if there is a decline in the level of the S&P 500® Value Index but, as a result of the Upside Payment, would not increase your return if there is an increase in the value of the S&P 500® Value Index. A negative correlation between the Underlyings would be expected to increase your losses if there is a decline in the level of the S&P 500® Value Index because that decline would be expected to be accompanied by an increase in the level of the S&P 500® Growth Index, resulting in a particularly significant underperformance of the S&P 500® Value Index relative to the S&P 500® Growth Index.

▪	The investment strategy represented by the securities may not be successful — The S&P 500® Value Index is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong value characteristics (determined by reference to (1) book-value-to-price ratio, (2) earnings-to-price ratio and (3) sales-to-price ratio) and relatively weak growth characteristics (determined by reference to earnings-per-share growth, sales-per-share growth and upward share price momentum) and a portion of the performance of companies with more balanced value and growth characteristics (where greater weight is allocated to companies with relatively stronger value characteristics and relatively weaker growth characteristics). There is, however, no assurance that the S&P 500® Value Index will outperform any other index or strategy that tracks U.S. stocks selected using other criteria. A “value” investment strategy is premised on the goal of investing in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of those stocks will increase over time as the market comes to reflect the “fair” market value of those stocks. However, the value characteristics referenced by the S&P 500® Value Index may not be accurate predictors of undervalued stocks, and there is no guarantee that undervalued stocks will appreciate. In addition, the S&P 500® Value Index’s selection methodology includes a bias against stocks with strong growth characteristics, and stocks with strong growth characteristics might outperform stocks with weak growth characteristics. It is possible that the stock selection methodology of the S&P 500® Value Index will adversely affect its return and, consequently, the level of the S&P 500® Value Index and the value of your securities.

Additionally, the S&P 500® Growth Index is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong growth characteristics (determined by reference to (1) earnings-per-share growth, (2) sales-per-share growth and (3) upward share price momentum) and relatively weak value characteristics (determined by reference to book-value-to-price ratio, earnings-to-price ratio and sales-to-price ratio) and a portion of the performance of companies with more balanced growth and value characteristics (where greater weight is allocated to companies with relatively stronger growth characteristics and relatively weaker value characteristics). There is, however, no assurance that the S&P 500® Growth Index will underperform any other index or strategy that tracks U.S. stocks selected using other criteria. A “growth” investment strategy is premised on the goal of investing in stocks that have not yet achieved their full potential under the assumption that the issuers of those stocks will improve, among other things, their earnings per share over time leading to an increased market value. The increase in value of these stocks is generally reduced in times of low market growth and times of market loss. However, the growth characteristics referenced by the S&P 500® Growth Index may not be accurate predictors of growing stocks in a low growth market climate, and there is no guarantee that growth stocks will depreciate. In addition, the S&P 500® Growth Index’s selection methodology includes a bias against stocks with strong value characteristics, and stocks with weak value characteristics might outperform stocks with strong value characteristics. It is possible that the stock selection methodology of the S&P 500® Growth Index will positively affect its return and, consequently, adversely affect the value of your securities.

▪	The securities do not pay interest. We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Underlyings. Because the

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Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

▪	The securities are subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

▪	Hedging and trading activity. We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the securities, including in instruments related to the Underlyings. We, any dealer or our or their respective affiliates may also trade instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

▪	The estimated value of the securities on the Trade Date may be less than the Price to Public. The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

▪	Effect of interest rate in structuring the securities. The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

▪  Secondary market prices. If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any

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deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

▪	Credit Suisse is subject to Swiss regulation. As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

▪	Lack of liquidity. The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. For instance, as calculation agent, Credit Suisse International will determine the Initial Level for each Underlying and the Redemption Amount. Moreover, certain determinations made by Credit Suisse International, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor underlying or calculation of the closing level in the event of a market disruption event or discontinuance of an Underlying. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. In addition, hedging activities by us or our affiliates on or prior to the Trade Date could potentially increase or decrease the Initial Levels of the Underlyings, and therefore, could increase or decrease the levels at which the Underlyings must close so that you are not exposed to the negative Relative Performance Factor on the Valuation Date. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

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▪	Unpredictable economic and market factors will affect the value of the securities. The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

▪	The amount payable on the securities is not linked to the value of the Underlyings at any time other than the Valuation Date. The Final Level of each Underlying will be the closing level of such Underlying on the Valuation Date. Even if the value of an Underlying appreciates or depreciates prior to the Valuation Date but then depreciates or appreciates by the Valuation Date, the Redemption Amount may be less, and may be significantly less, than it would have been had the Redemption Amount been linked to the value of an Underlying prior to such depreciation or appreciation. Although the actual level of an Underlying on the stated Maturity Date or at other times during the term of the securities may be higher or lower than its Final Level, the Redemption Amount will be based solely on the closing level of the Underlyings on the Valuation Date.

▪	No ownership rights relating to the Underlyings. Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment is not the same as the total return based on the purchase of the equity securities that comprise the Underlyings. For example, as a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

▪	Adjustments to the Underlyings could adversely affect the value of the securities. The publisher of each Underlying may add, delete or substitute the component stocks of such Underlying or make other methodological changes that could change the value of such Underlying. Any of these actions could adversely affect the value of the securities. The publisher of each Underlying may also discontinue or suspend calculation or publication of such Underlying at any time. In these circumstances, Credit Suisse International, as the calculation agent, will have the sole discretion to substitute a successor underlying that is comparable to the discontinued Underlying. Credit Suisse International could have an economic interest that is different than that of investors in the securities insofar as, for example, Credit Suisse International is permitted to consider Underlyings that are calculated and published by Credit Suisse International or any of its affiliates. If Credit Suisse International determines that there is no appropriate successor underlying on the Valuation Date, the amount payable at maturity will be based on the value of the Underlyings, based on the closing prices of the stocks constituting each Underlying at the time of such

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discontinuance, without rebalancing or substitution, computed by Credit Suisse International as calculation agent in accordance with the formula for calculating each Underlying last in effect prior to such discontinuance, as compared to its Initial Level.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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The Underlyings

S&P 500® Value Index

The S&P 500® Value Index is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong value characteristics (determined by reference to (1) book-value-to-price ratio, (2) earnings-to-price ratio and (3) sales-to-price ratio) and relatively weak growth characteristics (determined by reference to earnings-per-share growth, sales-per-share growth and upward share price momentum) and a portion of the performance of companies with more balanced value and growth characteristics (where greater weight is allocated to companies with relatively stronger value characteristics and relatively weaker growth characteristics).

The S&P 500® Value Index is a subset of the S&P 500® Index and is a float-adjusted market-capitalization weighted index. S&P Dow Jones allocates the complete float-adjusted market capitalization of the companies included in the S&P 500® Index between the S&P 500® Value Index and the S&P 500® Growth Index based on an assessment of those companies’ respective value and growth characteristics. The market capitalization of companies exhibiting the strongest value characteristics relative to their respective growth characteristics is allocated to the S&P 500® Value Index (approximately 33% of the market capitalization of the S&P 500® Index), and the market capitalization of companies exhibiting the strongest growth characteristics relative to their respective value characteristics (approximately 33% of the market capitalization of the S&P 500® Index) is allocated to the S&P 500® Growth Index. The market capitalization of the remaining companies included in the S&P 500® Index is split between the S&P 500® Value Index and the S&P 500® Growth Index, with more of the market capitalization of companies exhibiting stronger value characteristics relative to their respective growth characteristics being allocated to the S&P 500® Value Index and more of the market capitalization of companies exhibiting the stronger growth characteristics relatively to their respective value characteristics being allocated to the S&P 500® Growth Index.

For additional information about the S&P 500® Index, see the information set forth under “The Reference Indices— The S&P Dow Jones Indices—The S&P 500® Index” in the accompanying underlying supplement.

Information as of market close on October 11, 2018:

Bloomberg Ticker Symbol:	SVX
Current Closing Level:	1091.984
52 Weeks Ago (on 10/12/2017):	1074.272
52 Week High (on 1/26/2018):	1195.510
52 Week Low (on 3/23/2018):	1053.922

The following graph sets forth the daily closing levels of the S&P 500® Value Index for the period from January 2, 2008 through October 11, 2018. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the S&P 500® Value Index for each quarter for the period from January 2, 2013 through October 11, 2018. The closing level of the S&P 500® Value Index on October 11, 2018 was 1091.984. We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification. You should not take the historical values of the S&P 500® Value Index as an indication of its future performance, and no assurance can be given as to the closing level of the S&P 500® Value Index on the Valuation Date.

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S&P 500® Value Index Daily Closing Levels January 2, 2008 to October 11, 2018

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S&P 500® Value Index	High	Low	Period End
2013
First Quarter	731.540	671.770	731.540
Second Quarter	776.740	718.360	751.540
Third Quarter	800.620	753.370	775.690
Fourth Quarter	846.602	765.000	846.602
2014
First Quarter	860.390	793.810	860.390
Second Quarter	900.020	840.860	894.470
Third Quarter	911.420	868.990	891.110
Fourth Quarter	941.100	843.940	927.970
2015
First Quarter	937.940	885.530	915.870
Second Quarter	944.410	910.940	912.401
Third Quarter	932.160	810.100	831.710
Fourth Quarter	906.500	831.130	876.090
2016
First Quarter	892.210	788.670	888.950
Second Quarter	925.400	872.900	917.957
Third Quarter	950.180	909.110	938.797
Fourth Quarter	1015.670	908.365	1001.123
2017
First Quarter	1057.510	999.640	1027.883
Second Quarter	1045.549	1005.437	1037.134
Third Quarter	1066.458	1023.462	1066.458
Fourth Quarter	1132.272	1067.465	1126.982
2018
First Quarter	1195.510	1053.922	1080.053
Second Quarter	1112.310	1057.578	1088.212
Third Quarter	1164.959	1086.579	1144.503
Fourth Quarter (through October 11, 2018)	1153.173	1091.984	1091.984

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S&P 500® Growth Index

The S&P 500® Growth Index is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong growth characteristics (determined by (1) reference to earnings-per-share growth, (2) sales-per-share growth and (3) upward share price momentum) and relatively weak value characteristics (determined by reference to book-value-to-price ratio, earnings-to-price ratio and sales-to-price ratio) and a portion of the performance of companies with more balanced value and growth characteristics (where greater weight is allocated to companies with relatively stronger growth characteristics and relatively weaker value characteristics).

The S&P 500® Growth Index is a subset of the S&P 500® Index and is a float-adjusted market-capitalization weighted index. S&P Dow Jones allocates the complete float-adjusted market capitalization of the companies included in the S&P 500® Index between the S&P 500® Growth Index and the S&P 500® Value Index based on an assessment of those companies’ respective growth and value characteristics. The market capitalization of companies exhibiting the strongest growth characteristics relative to their respective value characteristics is allocated to the S&P 500® Growth Index (approximately 33% of the market capitalization of the S&P 500® Index), and the market capitalization of companies exhibiting the strongest value characteristics relative to their respective growth characteristics (approximately 33% of the market capitalization of the S&P 500® Index) is allocated to the S&P 500® Value Index. The market capitalization of the remaining companies included in the S&P 500® Index is split between the S&P 500® Growth Index and the S&P 500® Value Index, with more of the market capitalization of companies exhibiting stronger growth characteristics relative to their respective value characteristics being allocated to the S&P 500® Growth Index and more of the market capitalization of companies exhibiting the stronger value characteristics relatively to their respective growth characteristics being allocated to the S&P 500® Value Index.

For additional information about the S&P 500® Index, see the information set forth under “The Reference Indices— The S&P Dow Jones Indices—The S&P 500® Index” in the accompanying underlying supplement.

Information as of market close on October 11, 2018:

Bloomberg Ticker Symbol:	SGX
Current Closing Level:	1640.079
52 Weeks Ago (on 10/12/2017):	1465.409
52 Week High (on 10/1/2018):	1785.513
52 Week Low (on 10/25/2017):	1465.167

The following graph sets forth the daily closing levels of the S&P 500® Growth Index for the period from January 2, 2008 through October 11, 2018. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the S&P 500® Growth Index for each quarter for the period from January 2, 2013 through October 11, 2018. The closing level of the S&P 500® Growth Index on October 11, 2018 was 1640.079. We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification. You should not take the historical values of the S&P 500® Growth Index as an indication of its future performance, and no assurance can be given as to the closing level of the S&P 500® Growth Index on the Valuation Date.

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S&P 500® Growth Index Daily Closing Levels January 2, 2008 to October 11, 2018

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S&P 500® Growth Index	High	Low	Period End
2013
First Quarter	828.710	777.710	828.710
Second Quarter	883.070	814.510	845.370
Third Quarter	915.440	850.640	897.000
Fourth Quarter	992.472	880.670	992.472
2014
First Quarter	1019.910	939.680	1002.330
Second Quarter	1056.440	964.970	1056.210
Third Quarter	1090.630	1031.460	1072.232
Fourth Quarter	1140.150	1009.730	1121.620
2015
First Quarter	1175.750	1093.650	1144.690
Second Quarter	1179.050	1139.200	1143.556
Third Quarter	1195.280	1052.850	1083.670
Fourth Quarter	1199.090	1088.310	1163.700
2016
First Quarter	1167.290	1035.440	1164.940
Second Quarter	1186.130	1119.470	1171.760
Third Quarter	1235.450	1171.500	1222.525
Fourth Quarter	1242.247	1168.781	1223.021
2017
First Quarter	1326.370	1232.630	1321.837
Second Quarter	1399.532	1305.621	1374.369
Third Quarter	1441.366	1365.149	1441.366
Fourth Quarter	1550.880	1444.708	1533.381
2018
First Quarter	1667.732	1500.964	1557.684
Second Quarter	1683.610	1520.764	1633.760
Third Quarter	1779.515	1630.114	1779.515
Fourth Quarter (through October 11, 2018)	1785.513	1640.079	1640.079

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2021 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular

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circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying underwriting discounts and commissions of up to $0.225 per $10 principal amount of securities. MSSB and its financial advisors will collectively receive from CSSU varying discounts and commissions of up to $0.225 for each security they sell, of which $0.05 per $10 principal amount of securities reflects a structuring fee. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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Contact

MSSB clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 780-2731.

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